Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Announces Settlement Agreement with Caligan Partners LP

Paul Fonteyne and David Johnson Join Board of Directors

WALTHAM, Mass., October 8, 2019 - AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) (“AMAG”) today announced that it has entered into a settlement agreement with Caligan Partners LP (“Caligan”). As part of this agreement, the Board of Directors has appointed Paul Fonteyne, former Chief Executive Officer of Boehringer Ingelheim USA, and David Johnson, Partner and co-Founder of Caligan, to the AMAG Board, effective immediately. The appointment of Mr. Fonteyne and Mr. Johnson temporarily expands the size of the AMAG Board to 11 directors, 10 of whom are independent and four of whom have been appointed within the past six months. In addition, the Company will include Mr. Fonteyne and Mr. Johnson as candidates in the Company’s proxy statement for the Company’s 2020 Annual Meeting. Following the 2020 Annual Meeting, the size of the Board will revert to nine directors.

“As part of AMAG’s commitment to good corporate governance and ongoing board refreshment, we are pleased to have reached an agreement with Caligan that is in the best interests of all shareholders,” said Gino Santini, Chairman of the AMAG Board.” We welcome Paul and David to our Board of Directors and look forward to their contributions as we continue to focus on driving value for AMAG shareholders and serving patients with unmet medical needs with our portfolio of innovative products.”

“We are pleased to have reached this constructive solution with AMAG in order to work with the Company to focus on maximizing the potential of its great portfolio,” said David Johnson. “Paul and I are excited to bring new perspectives to management and AMAG’s board as we work towards our mutual goal of shareholder value creation.”

“The AMAG team remains focused on strong execution across our commercial products and progressing our clinical development programs through their next milestones,” said William Heiden, President and Chief Executive Officer of AMAG. “I look forward to working closely with the Board of Directors as we continue the strategic transformation of AMAG to maximize the value and growth of our diversified and innovative product portfolio.”

As part of this settlement agreement, Caligan has withdrawn its pending consent solicitation and agreed to a customary standstill, voting commitment, and related terms. The full agreement will be filed on Form 8-K with the U.S. Securities and Exchange Commission.

Goldman Sachs is serving as AMAG’s financial advisor and Sidley Austin LLP and Goodwin Procter LLP are serving as AMAG’s legal advisors. Schulte Roth & Zabel LLP is representing Caligan.

About Paul Fonteyne

Paul Fonteyne, 57, most recently served as the Chairman of BI USA, a biotechnology company, and President of Animal Health for Boehringer-Ingelheim USA Corporation, one of the world’s largest pharmaceutical companies.. Prior to that role, Mr. Fonteyne served as the United States Country Managing Director and President and Chief Executive Officer of Boehringer Ingelheim from 2011 through 2018. Previously, Mr. Fonteyne served as Senior Corporate Vice President in Boehringer Ingelheim GmbH from 2009 to 2011. From 2003 to 2008 Mr. Fonteyne served as Executive Vice President, Head of Marketing and Sales for Prescription Medicines at Boehringer-Ingelheim Pharmaceuticals, Inc. Prior to his time with Boehringer-Ingelheim, Mr. Fonteyne held commercial leadership roles at Merck and Co. Inc. and Abbott Laboratories.

Mr. Fonteyne has served on the board of ResTORbio, Inc. (NASDAQ: TORC), a biopharmaceutical company, since 2017, and has been a member of the board of Ypsomed AG (SWX: YPSN), a medical technology company, since 2018. He is currently a director of the private companies Gelesis, Inc., a biotechnology company, and DalCor, Inc., a pharmaceutical company.

Mr. Fonteyne currently serves on the advisory board of the Brigham and Women’s Hospital Lung Center and has previously served on the board of PhRMA (the leading pharmaceutical industry association). He also serves as Chair of the American Cancer Society Initiative for New England (CEOs against Cancer) and as a Special Advisor to Canaan Partners, a Venture Capital Fund dedicated to Health Care and Technology early stage venture investing.

Mr. Fonteyne holds an MS in Chemical Engineering from the University of Brussels and an MBA from Carnegie Mellon University.

About David Johnson

David Johnson, 37, is a Partner and co-Founder of Caligan Partners LP, an investment manager. Previously, Mr. Johnson was a Managing Director at The Carlyle Group, where he was employed from 2010 to 2017. At Carlyle, Mr. Johnson was involved in many of the firm’s strategic initiatives and sat on investment committees for a number of different funds that invested in both equity and credit. Prior to joining Carlyle, Mr. Johnson worked for six years at Morgan Stanley, where he was a Vice President in the Principal Investments area. In this role, Mr. Johnson served as a director of SeaChange Maritime Limited, and an observer of numerous company boards. Prior to joining Morgan Stanley, Mr. Johnson worked at Weiss Asset Management in Boston, MA, during which time he served on the board of the Kazakhstan Investment Fund.

Mr. Johnson has served on the Executive Committee for the Harvard College Fund, is a member of the board of directors of the Children’s Scholarship Fund, and is Chair of the Finance & Investment Committee for the Riley’s Way Foundation.

Mr. Johnson received his A.B. in Applied Mathematics, cum laude, from Harvard College in 2004 and a S.M. in Applied Mathematics from Harvard College in 2004.

About AMAG

AMAG is a pharmaceutical company focused on bringing innovative products to patients with unmet medical needs. The company does this by leveraging its development and commercial expertise to invest in and grow its pharmaceutical products across a range of therapeutic areas, including women’s health. For additional company information, please visit www.amagpharma.com.

AMAG Pharmaceuticals® is a registered trademark of AMAG Pharmaceuticals, Inc.

Forward-Looking Statements

This communication contains forward-looking information about AMAG within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, beliefs that the settlement agreement is in the best interest of all shareholders, and AMAG’s belief that its strategic transformation will maximize the value of and build on its diversified and innovative product portfolio are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, those risks identified in AMAG’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2018, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 and subsequent filings with the SEC which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals Contacts:

Investors:

Linda Lennox

(908) 627-3424

Media :

Rushmie Nofsinger

(781) 530-6838

Exhibit D

Form of Confidentiality Agreement